Exhibit 3.3

DEAN HELLER                                                      Document Number
Secretary of State                                                20050091661-20
206 North Carson Street                                     Filing Date and Time
Carson City, Nevada 89701-4299                             3/30/2005 11:42:47 AM
(775) 684 5708                                                     Entity Number
Website: secretaryofstate.biz                                      E0160302005-8

                                                          Filed in the office of

                                                          /s/ Dean Heller
CERTIFICATE OF AMENDMENT                                  DEAN HELLER
(PURSUANT TO NRS 78.380)                                  Secretary of State
                                                          State of Nevada

                                              ABOVE SPACE IS FOR OFFICE USE ONLY

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
               (Pursuant to NRS 78.380 - Before Issuance of Stock)

1. Name of Corporation:

   OnePak, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

     Article 3 amended as follows:

     Increase number of authorized shares from: 1500 (one thousand five hundred) at no par value to: 100,000,000 (one hundred million) at a par value of $0.001.

3. The undersigned declare that they constitute at least two-thirds of the incorporators [X], or of the board of directors [ ]. (check one box only)

4. Effective date of filing (optional) Immediate

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signature


/s/ Steven Andon
-------------------------
Signature